Exhibit 99.3

NETSMART TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2005

				Continued		Pro Forma
	Netsmart	CMHC	AMS	Learning		Adjustments	Consolidated
	Six months	Six months	Six months	Four months		Six months	Six months
	ended	ended	ended	ended		ended	ended
Revenues:	June 30, 2005	June 30, 2005	June 30, 2005	April 27, 2005	Notes	June 30, 2005	June 30, 2005
Software and Related
Systems and Services:
General	$8,663,661	$3,489,377	$625,063				12,778,101
Maintenance Contract Services	4,445,033	8,934,716	742,529				14,122,278
Total Software and Related Systems & Services	13,108,694	12,424,093	1,367,593			-	26,900,379

Application Service Provider Services	1,133,046			$171,999			1,305,045
Data Center Services	946,258						946,258
Total Revenues	15,187,998	12,424,093	1,367,593	171,999		-	29,151,682

Cost of Revenues:
Software and Related
Systems and Services:
General	4,500,663	1,303,949	119,204				5,923,816
Maintenance Contract Services	2,111,381	3,338,160	448,178				5,897,719
Total Software and Related Systems & Services	6,612,044	4,642,109	567,383	-		-	11,821,536

Application Service Provider Services	664,082			137,009			801,091
Data Center Services	449,624						449,624
Total Cost of Revenues	7,725,750	4,642,109	567,383	137,009		-	13,072,251

Gross Profit	7,462,248	7,781,984	800,210	34,990		-	16,079,432

Selling, General and Administrative Expenses	4,358,585	4,647,105	184,654	30,346	(B1a)	$1,032,174	10,129,894
					(B1b)	(122,970)
Research, Development and Maintenance	1,969,303	2,068,400					4,037,703
Total	6,327,888	6,715,505	184,654	30,346		909,204	14,167,597

Operating Income	1,134,360	1,066,479	615,556	4,644		(909,204)	1,911,835
Interest and Other Income	145,694	8,863					154,557
Interest and Other Expense	37,433	40,084			(B3)	83,063	160,580
Income before Income Tax Expense	1,242,621	1,035,258	615,556	4,644		(992,267)	1,905,812
Income Tax Expense	430,000	271,827			(B2)	22,381	724,208
Net Income	$812,621	$763,431	$615,556	$4,644		$(1,014,648)	$1,181,604

Earnings Per Share ("EPS")of Common Stock:
Basic EPS	$0.15						$0.19

Weighted Average Number of Shares of
Common Stock Outstanding	5,354,968				(B4)	939,068	6,294,036

Diluted EPS	$0.15						$0.18

Weighted Average Number of Shares of
Common Stock and Common Stock
Equivalents Outstanding	5,570,611				(B4)	939,068	6,509,679

See Notes to Pro Forma Condensed Consolidated Financial Statements.

NETSMART TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

	Netsmart	CMHC consolidated	Less 570 Metro Place North Limited Partnership	CMHC	AMS	Continued Learning			Consolidated
	12/31/2004	3/31/2005	3/31/2005	3/31/2005	12/31/2004	12/31/2004	Note	Pro Forma Adjustments	Year End 2004
Revenues:
Software and Related
Systems and Services:
General	$16,931,606	$5,340,220		$5,340,220	$598,654				$22,870,480
Maintenance Contract Services	8,289,525	16,460,035		16,460,035	1,302,372				26,051,932
Total Software and Related Systems & Services	25,221,131	21,800,255		21,800,255	1,901,026	-		-	48,922,412

Application Service Provider Services	1,725,473					$515,996			2,241,469
Data Center Services	2,058,240								2,058,240
Total Revenues	29,004,844	21,800,255		21,800,255	1,901,026	515,996		-	53,222,121

Cost of Revenues:
Software and Related
Systems and Services:
General	9,203,071	2,684,231		2,684,231	147,991				12,035,293
Maintenance Contract Services	4,168,975	6,493,320		6,493,320	1,026,503				11,688,798
Total Software and Related Systems & Services	13,372,046	9,177,551		9,177,551	1,174,493	-		-	23,724,090

Application Service Provider Services	926,333					411,026			1,337,359
Data Center Services	849,353								849,353
Total Cost of Revenues	15,147,732	9,177,551		9,177,551	1,174,493	411,026		-	25,910,803

Gross Profit	13,857,112	12,622,704		12,622,704	726,533	104,970		-	27,311,318

Selling, General and Administrative Expenses	7,293,865	8,995,584	298,260	9,293,844	588,527	91,037	(B1a)	$2,093,548	18,673,562
							(B1b)	(687,258)
Research, Development and Maintenance	3,498,448	4,663,100		4,663,100					8,161,548
Total	10,792,313	13,658,684	298,260	13,956,944	588,527	91,037		1,406,290	26,835,110

Operating Income	3,064,799	-1,035,980	-298,260	(1,334,240)	138,005	13,933		(1,406,290)	476,208
Interest and Other Income	126,379	24,878		24,878					151,257
Minority Interest - Partnership		159,218	-159,218	0
Interest and Other Expense	129,213	213,949	-135,085	78,864			(B3)	160,506	368,583
Income before Income Tax Expense	3,061,965	-1,384,269	-3,957	(1,388,226)	138,005	13,933		(1,566,795)	258,882
Income Tax Expense	309,000	254,910	3,957	(258,867)			(B2)	48,242	98,375
Net Income	$2,752,965	($1,129,359)	$0	($1,129,359)	$138,005	$13,933		($1,615,037)	$160,507

Earnings Per Share ("EPS") of Common Stock:
Basic EPS	$0.52								$0.03

Weighted Average Number of Shares of
Common Stock Outstanding	5,331,700						(B4)	945,735	6,277,435

Diluted EPS	$0.50								$0.02

Weighted Average Number of Shares of
Common Stock and Common Stock
Equivalents Outstanding	5,536,731						(B4)	945,735	6,482,466

See Notes to Pro Forma Condensed Consolidated Financial Statements.

NETSMART TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION

Pursuant to the merger agreement dated September 20, 2005, Netsmart Technologies, Inc. (“Netsmart”) acquired 100% of the equity of CMHC Systems, Inc. (“CMHC”). The purchase price totaled $19,565,956 as follows: 435,735 shares of Netsmart’s common stock (valued at $4,915,091), $12,994,758 in cash plus additional cash consideration currently estimated to be $792,024 as required by the “working capital adjustment” calculated and payable as defined in the merger agreement (subject to adjustment, see Note 2), and acquisition costs of $864,083. The cash consideration was paid utilizing the working capital of Netsmart. The acquisition has been accounted for under the purchase method of accounting in accordance with SFAS No. 141 by which the acquiring company records at its cost the acquired assets less liabilities assumed.

Pursuant to the asset purchase agreement dated April 27, 2005, Creative Socio-Medics Corp. (“CSM”), a wholly-owned subsidiary of Netsmart, acquired certain assets and liabilities and rights to the intellectual property and customer contracts of ContinuedLearning LLC (“CL”). The purchase price consisted of 20,000 shares of Netsmart’s common stock and $191,400 in cash. The market value of the stock issued at the date of the merger agreement was $191,400 and the source of the cash consideration was the working capital of Netsmart. The purchase has been accounted for under the purchase method of accounting in accordance with SFAS No. 141.

Pursuant to the asset purchase agreement dated June 20, 2005, CSM acquired certain assets and liabilities and rights to the intellectual property and customer contracts of Addiction Management Systems, Inc. (“AMS”). The purchase price was $3,590,778, which consisted of $948,833 of liabilities assumed for pre billed services plus $2,641,945 in cash. The source of the cash consideration was the working capital of Netsmart. The purchase has been accounted for under the purchase method of accounting in accordance with SFAS No. 141.

On October 7, 2005, Netsmart entered into a Loan Agreement consisting of (i) a $2,500,000 Revolving Credit Loan and (ii) a $2,500,000 Term Loan. On October 7, 2005, the Netsmart borrowed the full amount of the $2,500,000 Term Loan. On October 14, 2005, Netsmart issued 490,000 shares of common stock and 147,004 common stock purchase warrants in a private placement generating net proceeds of $4,218,000.

2.	PRO FORMA ADJUSTMENTS

CMHC Merger

Netsmart purchased 100% of the equity of CMHC. Netsmart did not purchase 570 Metro Place North Limited Partnership, an entity that is majority-owned by CMHC’s former majority stockholder and owns the land and the building where CMHC conducts most of its operations. The breakdown of the allocation of the assets is subject to adjustment. The total acquisition cost is based upon certain estimates and is also subject to adjustment.

The following are the details of the total acquisition cost:

Cash paid	$12,994,758
Market value of common stock issued	4,915,091
Estimated working capital adjustment *	792,024
Other acquisition costs	864,083
Total acquisition	$19,565,956

The total cost of acquisition was allocated as follows **:

Current assets	$3,537,404
Property and equipment	527,535
Customer lists	5,200,000	(to be amortized over 20 years)
Backlog	490,000	(to be amortized over 1 year)
Software purchased	3,300,000	(to be amortized over 4 years)
Goodwill	19,216,024
Deferred taxes, long-term	940,128
Other assets	26,208
Total assets	33,237,299
Current liabilities	(10,225,331)
Long-term obligations	(30,012)
Deferred taxes, long-term	(3,416,000)
Total liablitites	(13,671,343)
Total acquisition allocation	$19,565,956

*
The working capital adjustment of an estimated $792,024 is based upon the terms of the merger agreement whereby the purchase price will include an amount equal to the amount that the final net working capital of CMHC is greater than a negative $7.5 million. This estimate is based upon the unaudited balance sheet of CMHC as of September 30, 2005 and is subject to adjustment.

**
The primary fair value adjustments made to CMHC’s historical cost balance sheet were to increase the value of CMHC’s software to fair value, and to record customer lists, contract backlog and goodwill and the related deferred tax liability. For all other assets and liabilities, historical cost approximated fair value.

•
In order to value CMHC’s software, management considered the historical costs incurred as well as projected costs to recreate the software. However, since there is a specific earnings stream that can be associated exclusively with the existing software, management applied a discounted cash flow model in its estimation of the fair value of the software. CMHC’s software consists of management information systems used by behavioral and public health organizations; the systems include financial, client administration, clinical assessment and administration. The estimated useful life of the software is four years. Such estimate considered the following: (i) the software is an integral part of each customer’s operations and is not easily replaced, (ii) however, the underlying architecture of the software is based on unsupported programming language and character-based screens (not the graphical interfaces used today) and will need to be updated, and (iii) the results of the discounted cash flow analysis.

•
The customer list has been valued using a discounted cash flow model. CMHC provides computer-based management information systems for approximately 400 behavioral and public healthcare organizations. CMHC’s relationships with its customers are long-term in nature, indicating that the customer relationships are an important intangible asset to the Company. CMHC has been in business since 1978, and based upon their historical attrition rate, and the 30 year projections used for the cash flow analysis, the useful life of the customer lists is estimated to be 20 years.

•
The contract backlog represents the fair value of various customer contracts and purchase orders that have already been billed to the customers, but for which services have not yet been performed. The value was determined using a discounted cash flow model. The contract backlog is being amortized over 12 months, since the services to be performed with respect to the underlying customer contracts are expected to be completed within one year.

•
The deferred tax liability represents a long term deferred tax liability related to the above fair valuation adjustments for the capitalized software, customer list and contract backlog intangible assets. These intangibles are not deductible expenses for tax purposes. The tax effect has been calculated utilizing Netsmart's blended statutory tax rate of 38%.

•
Goodwill represents the excess of the cost of CMHC over the net of the amounts assigned to tangible and identifiable intangible assets acquired and liabilities assumed. The goodwill is not amortized for book or income tax purposes.

The Company only recently purchased CMHC, and accordingly, is still gathering data related to the allocation of the purchase price. As such, the purchase price allocation is subject to change. Changes could include a reallocation of intangible assets which would likely have the effect of increasing or decreasing future amortization expense, since the intangible assets have initially been assigned varied lives ranging from no amortization (for goodwill) to 20 year amortization (for the customer list). Additionally, the lives assigned to the identifiable intangible assets represent management’s best estimates of the time period in which it will continue to receive benefits from these assets. The useful lives may need to be adjusted in the future based upon changes to the expected useful lives of such assets. As a result, future amortization expense could be materially different from the pro forma amortization expense presented herein.

Strategic headcount adjustments related to the CMHC merger decreasing cost of sales, selling, general and administrative and research, development and maintenance expenses have not been reflected in the pro forma adjustments to the statement of operations. These adjustments are the result of planned strategic employee terminations that occurred on and shortly after the closing date of the merger.

Consulting contracts were entered into with several senior executives of CMHC ranging in duration from day-to-day to up to six months. These contracts, in effect, replace the salaries of the executives and, as a result, do not have a significant impact on operations going forward.

As a result of the merger, Netsmart assumed the lease agreement on the premises located at 570 Metro Place North in Dublin, Ohio. The subject building is owned by CMHC’s former majority stockholder who is a current employee of Netsmart. Netsmart has reviewed Fin 46 R and has determined that the consolidation is not required The lease ends on October 31, 2013 and, based upon research of comparable rental property, Netsmart has determined that the current rent being paid under the terms of the lease represents a fair market price for leases currently being negotiated in that market. In addition, the rental payments that are required for the next twelve months approximate the rental payments that have been made over the past year by CMHC and, as a result, no pro forma adjustment has been made.

Subsequent to the acquisition of CMHC, Netsmart sold to investors , pursuant to a private placement agreement (the “Agreement”), an aggregate 490,000 shares of common stock and warrants to purchase 122,504 shares of common stock. Netsmart has received $4,493,104 in gross proceeds and paid commissions of $275,000 related to the private placement. Netsmart has also issued a warrant to purchase 24,500 shares to the placement agent. The Agreement requires Netsmart to file a registration statement within 30 days of the closing of the private placement, and to use its reasonable best efforts to have such registration statement declared effective by the SEC within 90 days of the closing. Generally, the Agreement further provides for a penalty to be paid to the investors should Netsmart fail to meet its registration obligations. Such penalty is payable to the investors in cash at the rate of 2.5% of the gross proceeds per month, up to a maximum penalty of 20% of the gross proceeds. The net proceeds from this transaction have been reflected as equity in the accompanying pro forma balance sheet, which assumes that the required registration statement has been declared effective by the SEC. However, in accordance with EITF 00-19,”Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock”, Netsmart intends to record 20% of the gross proceeds (approximately $899,000) as a liability until Netsmart has no further obligations pursuant to the registration rights provision that are outside of its control.

Continued Learning Asset Purchase

Netsmart did not purchase any of the assets on the CL balance sheet other than the purchase of computer hardware utilized to service then-existing clients, the value of which has been recorded as $17,000. Netsmart did not assume any of the liabilities reflected on the CL balance sheet other than for contract performance related to revenue collected from clients in advance of performance of work contracted for in the amount of $19,206.

The following are the details of the total acquisition cost:

Cash paid	$250,000
Market value of common stock issued	191,400
Liabilities assumed	19,206
Other acquisition costs	28,632
Total acquisition	$489,238

The total cost of acquisition was allocated as follows:

Customer lists	$3,347	(to be amortized over 3 years)
Software purchased	443,891	(to be amortized over 6 years)
Non-compete and Non solicitation	25,000	(to be amortized over 2 years)
Hardware purchased	17,000
Total acquisition allocation	$489,238

Pro forma adjustments were made to the unaudited condensed consolidated statements of operations for the year ended December 31, 2004 and the for the four months ended April 2005 to reflect amortization of $87,598 and $29,199, respectively, for customer lists, software purchased and certain non-compete and non-solicitation covenants.

A contingent purchase price adjustment of up to $250,000 may be incurred if, in accordance with the agreement, the CL product line retains a certain level of recurring revenue during the twelve-month period commencing on the closing date of the agreement and ending on the first anniversary date. This contingent adjustment has not been reflected as a pro forma adjustment due to its uncertainty.

Addiction Management Systems, Inc. Asset Purchase

Netsmart did not purchase any of the assets on the AMS balance sheet other than the purchase of certain inventory items utilized to resell to then-existing clients, the value of which has been recorded as $32,048, certain accounts receivable in the amount of $127,698 and a lease security deposit in the amount of $3,334. Netsmart did not assume any of the liabilities reflected on the AMS balance sheet other than for contract performance related to revenue collected from clients in advance of performance of work contracted for in the amount of $948,833.

The following are the details of the total acquisition cost:

Cash paid	$2,641,945
Liabilities assumed	948,833
Other acquisition costs	19,904
Total acquisition	$3,610,682

The total cost of acquisition was allocated as follows:

Customer lists	$1,396,902	(to be amortized over 8 years)
Software purchased	2,050,700	(to be amortized over 8 years)
Accounts Receivable purchased	127,698
Inventory purchased	32,048
Lease security deposit	3,334
Total acquisition allocation	$3,610,682

Pro forma adjustments were made to the unaudited condensed consolidated statements of operations for the year ended December 31, 2004 and for the six months ended June 30, 2005 to reflect amortization of $430,950 and $215,475, respectively, for customer lists and software purchased.

The following are the notes explaining pro forma adjustments to the unaudited condensed consolidated balance sheet as of June 30, 2005:

(A)
The acquired assets and liabilities of AMS and CL are already incorporated in the Netsmart consolidated balance sheet as of June 30, 2005. These acquisitions occurred prior to the balance sheet date and are therefore not shown separately for pro forma balance sheet purposes.

(A1)
This adjustment represents the recording of Netsmart's acquisition of CMHC totaling $19,565,956. The investment was paid for with cash consideration of $12,994,758, the market value of 435,735 shares of common stock issued of $4,915,091; the working capital adjustment of an estimated $792,024, and certain other costs of completing the acquisition of $864,083 are included in accrued expenses (reflecting an aggregate of $1,656,106).

(A2)
On October 14, 2005, Netsmart sold in a private placement an aggregate 490,000 shares of common stock and warrants to purchase 122,504 shares of common stock. Netsmart received $4,218,104 (net of commissions of $275,000) related to the private placement. Netsmart also issued to the placement agent a warrant to purchase 24,500 shares of common stock. All of the warrants have an exercise price of $11.00 and have a term of 5 years.

(A3)
On October 7, 2005, Netsmart entered into a Loan Agreement consisting of (i) a $2,500,000 Revolving Credit Loan and (ii) a $2,500,000 Term Loan. On October 7, 2005, Netsmart borrowed the full amount of the $2,500,000 Term Loan. Netsmart has not borrowed any amounts under the Revolving Credit Loan. The principal amount of the Term Loan is payable in sixty (60) consecutive monthly installments. The unpaid principal amount of the Term Loan bears interest at the LIBOR Rate plus 2.25%, which rate was swapped into a fixed rate equivalent of 7.1% for the term of the Term Loan.

(A4)
These amounts represent the adjustments to the historical cost balance sheet of CMHC to bring the balances to estimated fair value. The software development costs, the customer lists and the contract backlog are currently expected to be amortized over 4, 20 and 1 years, respectively.

(A4a)	Represents the fair value of software purchased ($3,300,000) less existing historical value of CMHC software ($1,490,238).
(A4b)	Represents the fair value of the CMHC customer list.
(A4c)	Represents the fair value of the CMHC customer backlog.

(A5)
This consolidation adjustment represents the recording of a long term deferred tax liability related to the fair valuation adjustments for the capitalized software, customer list and contract backlog intangible assets. These intangibles are not deductible expenses for tax purposes. The tax effect has been calculated utilizing Netsmart's blended statutory tax rate of 38%. This results in a long term deferred tax liability of $3,416,000.

(A6)	This represents the excess of the purchase price of CMHC (including currently estimated adjustments) over the fair value of the assets acquired and liabilities assumed.

(A7)	This consolidation adjustment represents the elimination of Netsmart’s investment in CMHC and the elimination of CMHC’s equity.

Pro forma adjustments were made to the unaudited condensed consolidated statements of operations for the year ended December 31, 2004 and the six months ended June 30, 2005 to reflect changes resulting from merger that are directly attributable, factually supportable and are expected to have continuing impact on the combined operations. The following are the notes explaining such pro forma adjustments:

(B1a)
The adjustment increasing selling, general and administrative expenses is due mainly to the amortization of the acquired software, customer list and contract backlog related to the CMHC merger and the amortization of the acquired software and customer list related to each of the CL and AMS acquisitions. The amounts specific to each acquisition are as follows:

	Year ended	Six Months ended
	December 31,2004	June 30,2005
CMHC	$1,575,000	$787,500
CL	87,598	29,199
AMS	430,950	215,475
Total	$2,093,548	$1,032,174

(B1b)
The adjustment decreasing selling, general and administrative expenses is the result of eliminating amortization of the acquired software that is already reflected in the historical statements of operations.

(B2)	The adjustment to the income tax provision is to reflect the overall 38% normal tax rate for Netsmart.

(B3)	This adjustment represents interest expense on the Term Loan entered into on October 7, 2005.

(B4)	The pro forma adjustment to the number of common shares outstanding is a direct result of:

1.	The issuance of 435,735 shares related to the CMHC merger.
2.
An adjustment to the weighted average shares outstanding related to the 20,000 shares issued in connection with the CL acquisition. The number of weighted average shares is increased by 13,333 for the six months ended June 30, 2005 and by 20,000 shares for the year ended December 31, 2004.

3.
The shares issued pursuant to the private placement contracts resulting in the issuance of 490,000 shares of common stock and warrants to purchase 122,504 shares of common stock plus an additional warrant to purchase 24,500 shares of common stock issued to the placement agent.

The common shares issued have been reflected in both the basic and diluted earnings per share calculation and the warrants issued to purchase common stock have not been reflected in the diluted earning per share calculation as the result would be antidilutive.